BlackRock Municipal Bond Fund, Inc.

BlackRock Short-Term Municipal Fund

FILE #811-02688

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
3/7/2008	RHODE ISLAND ST & PROVIDENCE PLANT	46,570,000.00	1,000,000	Morgan Stanley & Co, Incorporated, Lehman Brothers, Merrill Lynch & Co., Roosevelt & Cross, Inc., UBS Investment Bank